Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2012, relating to the financial statements and financial statement schedule of Southern Company, and the effectiveness of Southern Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Company for the year ended December 31, 2011 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2012